Exhibit 99.1

Limelight Appoints Walter Amaral as Chairman of the Board

PHOENIX – February 19, 2013 – Limelight Networks (Nasdaq:LLNW), a leader in digital presence management, today announced that Walter Amaral has been appointed to serve as the company’s non-executive Chairman of the Board. Mr. Amaral fills the Chairman role created by the previously announced resignation of Mr. Jeffrey Lunsford as Chairman on January 22, 2013.

“Limelight is in a unique position in the market, with the consumption of video and rich media growing rapidly, and more organizations realizing they must deliver excellent digital experiences on any device, anywhere in the world,” stated Mr. Amaral. “I’m excited to work with our new CEO, Bob Lento, and Limelight’s world-class leadership team and employees to drive Limelight forward in achieving our goals.”

Mr. Amaral has served on Limelight’s board of directors since May 2007. He held the position of Senior Vice President and Chief Financial Officer of SiRF Technology Holdings, Inc., a provider of GPS enabled technology, from August 2000 to March 2006. Mr. Amaral served as Senior Vice President and Chief Financial Officer of S3 Incorporated from August 1997 to August 2000. From April 1995 to August 1997, Mr. Amaral served as Senior Vice President and Chief Financial Officer of NetManage, Inc., a software company. From May 1992 to May 1995, Mr. Amaral served as Senior Vice President and Chief Financial Officer of Maxtor Corporation, a computer storage device company. From May 1977 to May 1992, he worked in several finance and marketing positions, the most recent of which was Corporate Controller, at Intel Corporation. Mr. Amaral holds a B.S. in Accounting from California State University, San Jose.

About Limelight

Limelight Networks, Inc. (NASDAQ:LLNW) is a global leader in Digital Presence Management. Limelight’s Orchestrate Digital Presence Platform is an integrated suite of cloud-based Software as a Service (SaaS) applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Orchestrate leverages Limelight’s scalable, high-performance global network to offer advanced features for: web content management; website personalization; content targeting; online video publishing; mobile enablement and monetization; content delivery; transcoding; and cloud storage — combined with social media integration and powerful analytics. Limelight’s team of digital presence experts helps organizations streamline processes and optimize business results across all customer interaction channels to deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships — all while reducing costs. For more information, please visit www.limelight.com.

Media contact:

Chris Drago

510-984-6321

limelight@bhavacom.com